Exhibit 10.5

Your Event, Inc.

Contract No. ML-4824

MAJOR LEAGUE BASEBALL PROPERTIES, INC.

LICENSE AGREEMENT

This license agreement (the "Agreement") is by and between Major League Baseball Properties, Inc., 245 Park Avenue, New York, NY 10167 (hereinafter referred to as "Licensor"), on its own behalf and as agent for each of the entities specified in Schedule A (collectively, the "MLB Entities"), and the individual/entity identified in Schedule B (hereinafter referred to as "Licensee"). This Agreement is not effective until signed by the parties hereto.

THIS WILL CONFIRM OUR AGREEMENT AS FOLLOWS:

1. GRANT OF LICENSE: Licensor grants to Licensee for the term of this Agreement, subject to the terms and conditions hereinafter contained (including, without limitation, the additional miscellaneous terms and conditions contained in Schedule P hereto and the limitations set forth in the attached Exhibit 1 as modified from time to time), the non-exclusive license to utilize certain specified names, trademarks, service marks, trade dress and copyrights, including word marks, logos, uniform designs, mascots, images, colors and color combinations, characters, symbols, designs, likenesses and visual representations associated with and/or related to the various Major League Baseball-affiliated entities and their products and services, as described in Schedule D attached hereto (herein such names, trademarks, service marks, trade dress and copyrights, including word marks, logos, uniform designs, mascots, images, colors and color combinations, characters, symbols, designs, likenesses and visual representations are collectively called the "Licensed Properties"), to be used solely in connection with the manufacture, distribution, promotion, advertisement and sale of the article or articles specified in Schedule E attached hereto (herein such article or articles are called "Licensed Products"). Licensee acknowledges and agrees that all Licensed Products shall conform to Licensor's then-current labeling requirements and, except to the extent specifically set forth in Schedule E below, only then-current Licensed Properties shall be featured in the Licensed Products. For purposes of this Agreement, "then-current" shall mean current at the time of Licensee's production of each Licensed Product as specified in Licensor's Official Style Guide or as otherwise specified by Licensor. This license does not constitute and may not be used so as to imply the endorsement of the Licensed Products or any other product of Licensee by Licensor and/or each of the Licensor Indemnitees (as defined in Schedule Q. While the Licensed Properties may be used as trademarks or service marks subject to the terms of this Agreement, the Licensed Properties are not licensed herein for use as certification marks or indications of a particular standard of quality. Any exclusivity granted hereunder shall be subject to (i) presently outstanding agreements granted by the Clubs (as defined in Schedule A); (ii) the rights of Licensor and the Licensor Indemnitees, and each of their respective affiliates to distribute (directly or indirectly) products throughout the world (through any means or medium); and (iii) the grant by Licensor to the Major League Baseball Players Alumni Association (the "MLBPAA") of worldwide rights to utilize the word marks "Major League" and "Major League Baseball" as part of the MLBPAA's name, logos, designs, symbols and other visual representations (the "MLBPAA Marks"), which include the right to grant to third parties the right to use the MLBPAA Marks. Further, any exclusivity granted hereunder shall pertain only to the extent of the Licensed Products described, if and as specified in this Agreement. Licensor warrants and represents that as the agent for the MLB Entities, pursuant to authority granted by the MLB Entities, it has the full authority to license the Licensed Properties in connection with the manufacture, distribution, promotion, advertisement and sale of the Licensed Products.

2. TERRITORY: Licensee shall be entitled to use the license granted hereunder only in the territory described in Schedule F attached hereto (herein such territory is called the "Licensed Territory"). Licensee will not make use of or authorize any use of this license or the Licensed Products outside the Licensed Territory or distribute or sell the Licensed Products directly or through others to retailers outside the Licensed Territory. Licensee may use manufacturers outside the Licensed Territory in accordance with Paragraph 13(U) below, provided that such manufacturers are identified in Schedule Q and such manufacturers do not sell the Licensed Products to anyone other than Licensee. Licensee may also distribute the Licensed Products to other licensees of Licensor as and to the extent Licensor authorizes such other licensees to purchase such Licensed Products from Licensee. The parties hereby acknowledge and agree that, in respect of the provision of Licensed Products pursuant to Paragraph 13(M) below directly to the Clubs, or the Clubs belonging to The National Association of Professional Baseball Leagues d/b/a Minor League Baseball ("Minor League Clubs"), located in Canada or their owned or controlled retail operations, the Licensed Territory shall include Canada.

3. LICENSE PERIOD: The license granted hereunder shall be effective and expire as of the dates specified in Schedule G attached hereto (herein such period is called the "License Period") and except as otherwise provided for sell-off purposes as specified in Paragraph 17 hereof, unless sooner terminated in accordance with the terms and conditions hereof.

4. CONSIDERATION:

A. Advance and Guaranteed Compensation: Licensee agrees to pay Licensor the sums specified in Schedule K attached hereto, as advance minimum compensation (herein called "Advance Compensation") and as guaranteed minimum compensation (herein called "Guaranteed Compensation" and together with Advance Compensation, the "Total Guaranteed Compensation"). The Advance Compensation shall be paid as set forth in Schedule K, and shall apply against Total Guaranteed Compensation as defined below. The Total Guaranteed Compensation shall be paid as provided in Schedule K except to the extent that paid Advance Compensation and annual cumulative payments of Royalties shall theretofore have offset all or a portion of the Total Guaranteed compensation. Notwithstanding the foregoing, no part of Royalties which may be attributable to Premium sales (as defined hereunder) of the Licensed Products shall serve to offset any part of the Total Guaranteed Compensation specified in Schedule K. No part of such Total Guaranteed Compensation shall be repayable to Licensee in any event, except as is expressly provided for herein. No part of any amounts paid or payable hereunder may be used to offset or apply against any other amount owed by Licensee to Licensor, any MLB Entities or Licensor Indemnitees or to any other Major League Baseball-affiliated entity. In the event of a work stoppage delaying or interrupting the playing of Major League Baseball games, the parties agree that this Agreement shall continue in full force and, except as otherwise provided in writing in this Agreement, Licensee shall not be entitled to any other form of compensation nor shall Licensor or the Licensor Indemnitees be otherwise liable to Licensee for any losses incurred by Licensee on account of any such work stoppage.

B. Royalties: Licensee agrees to pay Licensor a sum equal to either the per unit minimum specified in Schedule L (if any) or the percentage of all "Net Wholesale Sales" or "Net Retail Sales," as applicable, (each as defined below) specified in Schedule L by Licensee of the Licensed Products covered by this Agreement. (Such per unit minimum and/or percentage of Net Wholesale Sales or Net Retail Sales is herein called "Royalties.") Licensee shall pay to Licensor Royalties based on the greatest of, as applicable, the (i) per unit minimum (if stated), (ii) percentage of Net Wholesale Sales, and (iii) percentage of Net Retail Sales, if specified. If Licensee sells the Licensed Products to any of Licensee's affiliated, associated or subsidiary entities (collectively, the "Licensee Affiliates"), and such Licensee Affiliates sell the Licensed Products, Licensee shall pay Royalties on the price at which Licensee sells the Licensed Products or the price at which the Licensee Affiliates sell the Licensed

Products, whichever is greater. In addition, Royalties shall be payable concurrently with the periodic statements required in Paragraph 5 below, except to the extent offset by Total Guaranteed Compensation theretofore remitted. The term "Net Wholesale Sales" shall mean, with respect to wholesale sales of the Licensed Products, gross sales based on the wholesale price to the retail trade less quantity discounts and actual returns, but no deduction shall be made for uncollectible accounts, commissions, taxes, discounts other than quantity discounts, such as cash discounts and discounts attributable to the issuance of a letter of credit, or any other amount. The term "Net Retail Sales" shall mean, with respect to retail sales of the Licensed Products, gross sales based on the greater of Licensee's or, as the case may be, Licensee Affiliates' (a) usual retail price charged to consumers for such Licensed Products (or, if no such Licensed Products were previously sold, for similar Licensed Products) or (b) actual retail price charged to consumers less quantity discounts (if pre-approved in writing by Licensor) and actual returns, but no deduction shall be made for uncollectible accounts, commissions, taxes, or discounts of any kind. For purposes of this Agreement, a "sale" shall be deemed to have occurred at the earlier of when invoiced by Licensee or when shipped by Licensee. Notwithstanding the foregoing, with regard to Canadian sales, if authorized hereunder, Licensee shall pay Royalties on the price of the Licensed Products excluding "GST" and any duty and shall submit all statements and Royalties payments to such party designated by Licensor and as required by this Agreement. Licensee shall account separately for all sales of each Licensed Product (itemized by Licensed Product, Licensed Properties depicted on such Licensed Product, country into which the Licensed Product is sold, distribution channel through which the Licensed Product is sold and as Licensor shall otherwise require from time to time), pursuant to the requirements of Paragraph 5 below. No costs incurred in the manufacture, sale, distribution, promotion or advertisement of the Licensed Products shall be deducted from any Royalties payable by Licensee. Said Royalties shall also be paid by Licensee to Licensor on all Licensed Products (including, without limitation, any irregulars, seconds, etc. distributed pursuant to the provisions of Paragraph 10 of this Agreement) distributed by Licensee or any Licensee Affiliate, even if not billed or billed at less than usual Net Wholesale Sales price or Net Retail Sales price, as applicable, for such Licensed Products, and shall be based upon the greater of the usual Net Wholesale Sales price or Net Retail Sales price, as applicable, sold to the trade by Licensee or, as the case may be, Licensee Affiliates for (i) such Licensed Products, or (ii) if such Licensed Products have not been so sold, products similar to the Licensed Products. Licensor acknowledges that units of the Licensed Products that are exported by Licensee or, as the case may be, Licensee Affiliates to other licensees of Licensor authorized to distribute such Licensed Products outside the Licensed Territory may, with Licensor's written approval, be sold without any obligation on Licensee to pay Royalties to Licensor on such units. Royalties payable on sales of the Licensed Products to Licensor affiliates per Paragraph 13(M) shall be calculated on Licensee's or, as the case may be, Licensee Affiliates', actual Net Wholesale Sales price or Net Retail Sales price, as applicable, charged.

C. Product Credit: Licensee shall provide to Licensor merchandise credit in the amount or in the form, specified in Schedule N. Licensee shall ship at Licensee's expense and at Licensor's direction such merchandise as Licensor shall request from time to time under this merchandise credit. Licensee acknowledges and agrees that to the extent Licensor does not use the entire merchandise credit during any such year, Licensor shall be entitled to receive such unused portion in the following calendar year, notwithstanding the expiration or termination of the License Period.

D. Advertising, Marketing and Promotion: Licensee acknowledges that it is required to promote the Licensed Products under this Agreement. Accordingly, Licensee agrees to perform each of the obligations, if any, specified in Schedule 0. Unless otherwise specified, Licensee acknowledges and agrees that any financial or other commitments under any item identified in Schedule 0 shall not offset or apply against any obligations under any other item thereunder.

E. Currency: All amounts reflected in this Agreement shall be in the currency identified in Schedule K.

F. Payment Terms: Licensee agrees to pay Licensor all sums due and payable to Licensor relating to this Agreement, regardless of whether Licensee has received an invoice in connection with such amount payable.

G. Late Payment Penalties: Any late payments shall require Licensee to pay Licensor, in addition to the amount due, interest (accruing at the time such obligation was first owed) at one percent (1%) per month or the highest prime lending rate of JP Morgan Chase Bank (or its successor bank, if any), whichever is greater, on the amounts delinquent for the period of the delinquency, without prejudice to any other rights of Licensor in connection therewith.

H. Licensor's Use of Licensee Marks and Licensed Product Depictions: Licensee agrees that Licensor shall have the right in its sole discretion and in a style and manner in which it chooses, to produce and allow others to produce on its behalf catalogs, sales sheets or brochures ( hereinafter "catalogs") wherein merchandise from licensees of Licensor shall be displayed. Licensee hereby grants to Licensor the right to feature the Licensed Products and to use Licensee's trademarks and corporate identification (including, without limitation, the brand names of the Licensed Products as identified in Schedule U) (i) in any and all media for purposes of promoting and advertising either the Licensed Products and/or Licensor, its affiliates, and promotions for the foregoing, and (ii) in trade materials, sales presentations, and industry meetings, without additional approvals or any compensation. Licensee acknowledges and agrees that nothing in this Paragraph 4(H) shall be construed as Licensor's grant, approval, or acceptance of such brand names.

5. PERIODIC STATEMENTS: Within thirty (30) days after the first day of the License Period, and promptly on the 15th day of every reporting period specified in Schedule I (herein such period is called the "Reporting Period") thereafter, Licensee shall furnish to Licensor complete and accurate statements, certified to be accurate by Licensee, or if a corporation, by an officer of Licensee, showing the sales volume of each Licensed Product (itemized by Licensed Product, Licensed Properties depicted on such Licensed Product, country into which the Licensed Product is sold, distribution channel through which the Licensed Product is sold and as Licensor shall otherwise require from time to time), gross sales price, allowable itemized deductions from gross sales price, and Net Wholesale Sales price or Net Retail Sales price, as applicable, of the Licensed Products distributed and/or sold by Licensee or any Licensee Affiliate during the preceding Reporting Period, together with any returns made during the preceding Reporting Period. The statements required pursuant to this Paragraph 5 shall be furnished to Licensor whether or not any of the Licensed Products have been sold, or any payment is shown to be due Licensor, during the Reporting Periods in which such statements are due. Licensee shall furnish to Licensor sufficient background information so as to make such statements intelligible to Licensor, and on request of Licensor, a complete list of Licensee's customers to whom Licensed Products have been sold and corresponding information regarding distribution to such accounts. Licensor agrees that it will not divulge said customer list to any other licensee of Licensor, to any other competitor licensing organization, or to any competitor of Licensee, as identified by Licensee in writing, except as required by law. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they Shall immediately be rectified and the appropriate payments made by Licensee.

6. BOOKS AND RECORDS:

A. Licensee shall keep, maintain and preserve in its principal place of business for at least four (4) years following termination or expiration of this Agreement or any renewal thereof, complete and accurate records and accounts covering all transactions relating to this Agreement and pertaining to the various items required to be shown on the statements to be submitted by Licensee, including, without limitation, invoices, correspondence and banking, financial and other records in Licensee's possession or under its control. To the extent that such records are commingled with other business records of Licensee, Licensor shall nonetheless be entitled to review all of Licensee's records. Such records and accounts shall be available for inspection and audit (and copying at Licensor's expense) at Licensee's principal place of business or such other Licensee-controlled facility as Licensor shall request at any time or times during or after the License Period or "Sell-Off Period" (as defined in Paragraph 17 below) of this Agreement during reasonable business hours and upon reasonable notice (not to exceed thirty (30) days) by Licensor or its representatives. Licensor shall also have the right to inspect Licensee's plants, warehouses and storage facilities at any reasonable time without notice, to ensure compliance with this Paragraph 6(A) and Paragraph 10 below. Licensee agrees not to cause or permit any interference with Licensor or representatives of Licensor in the performance of their duties of inspection and audit. To the extent that Licensee does not have all records and management personnel available during Licensor's scheduled audit and such audit needs to be rescheduled, the cost of the rescheduled audit will be the responsibility of Licensee.

B. The exercise by Licensor, in whole or in part or at any time or times, of the right to audit records and accounts or of any other right herein granted, the acceptance by Licensor of any statement or statements or the receipt and deposit by Licensor of any payment tendered by or on behalf of Licensee shall he without prejudice to any rights or remedies of Licensor and shall not estop or prevent Licensor from thereafter disputing the accuracy of any such statement or payment.

C. If pursuant to its rights hereunder to audit and inspect Licensor causes an audit and inspection to be instituted which thereafter discloses a deficiency of three percent (3%) or more between the amount found to be due to Licensor and the amount actually paid or credited to Licensor, then Licensee shall be responsible for payment of the entire deficiency, together with interest (as calculated pursuant to Paragraph 4(G)) from the date such amount became due until the date of payment, and the costs and expenses of such audit and inspection. If the audit discloses a deficiency of less than three percent (3%) between the amount found to be due to Licensor and the amount actually paid or credited to Licensor, then Licensee shall pay Licensor the amount of the deficiency plus interest as calculated above.

D. Upon demand of Licensor, Licensee shall at its own expense, but not more than once in any twelve (12) month period, furnish to Licensor a detailed statement, certified by an independent certified public accounting firm approved by Licensor, showing the sales volume of each Licensed Product (itemized by Club and, as requested by Licensor, by country or other territory, for each applicable Licensed Product), gross sales price, itemized deductions from gross sales price and Net Wholesale Sales price or Net Retail Sales price, as applicable, of the Licensed Products covered by this Agreement distributed and/or sold by Licensee and Licensee Affiliates to the date of Licensor's demand. Licensee shall additionally provide, on Licensor's written request and at Licensee's cost, the audited financial statements for Licensee and/or any Licensee Affiliate for the requested year(s).

7. INDEMNIFICATIONS AND PROTECTIONS:

A. Licensor hereby agrees to indemnify, defend and hold Licensee and its owners, shareholders, directors, officers, employees, agents, representatives, successors and assigns harmless from any claims, suits, damages or costs (including reasonable attorneys' fees and expenses) arising from (i) challenges to Licensor's authority as agent for and pursuant to authority granted by the MLB Entities to license the Licensed Properties in connection with the manufacture, distribution, promotion, advertisement and sale of the Licensed Products or (ii) assertions to any claim of right or interest in or to the Licensed Properties as authorized and used on the Licensed Products, provided in each case that

Licensee shall give prompt written notice, cooperation and assistance to Licensor relative to any such claim or suit, and provided further in each case that Licensor shall have the option, in its sole discretion, to undertake and conduct the defense of any suit so brought (including, without limitation, selecting counsel therefor) and to engage in settlement thereof at its sole discretion.

B. Licensee shall assist Licensor, to the extent necessary, in the procurement of any protection or to protect any of Licensor's rights to the Licensed Properties, and Licensor, if it so desires and in its sole discretion, may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringements or imitations by others of the Licensed Properties of which it is aware. Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor to do so. Licensee agrees that it is not entitled to share in any proceeds received by Licensor (by settlement or otherwise) in connection with any formal or informal action brought by Licensor hereunder.

C. (i) In the event that a claim is made, or an action or suit is instituted, against Licensor and/or any Licensor Indemnitee, arising out of or related to:

(a) any actual or alleged use of or infringement of any trademark, service mark, copyright, patent, process, method or device by Licensee, its agents, employees, representatives, or others under its control in connection with the Licensed Products covered by this Agreement and not involving a claim of right to the Licensed Properties, as and to the extent used as authorized in this Agreement;

(b) any actual or alleged defects or deficiencies in said Licensed Products or the use thereof, or false advertising, fraud, misrepresentation or other claims related to the Licensed Products not involving a claim of right to the Licensed Properties;

(c) any use by Licensee, its agents, employees, representatives, or others under its control of the MLB Marks (as defined below). For purposes of this Agreement, "MLB Marks" shall mean the Licensed Properties and any other names, trademarks, service marks, trade dress and copyrights, including word marks, logos, uniform designs, mascots, images, colors and color combinations, characters, symbols, designs, likenesses and visual representations owned, controlled, or cleared for use by or on behalf of and/or applied for in or registered with the U.S. Patent and Trademark Office (irrespective of the class or nature of goods or services for which an application has been made or registration issued), or any combination or derivative of same, by Licensor or any of the MLB Entities;

(d) any breach of this Agreement by Licensee, its agents, employees, representatives, or others under its control;

(e) any actual or alleged libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party by Licensee, its agents, employees, representatives, or others under its control;

(f) any agreements or alleged agreements made or entered into by Licensee, its agents, employees, representatives, or others under its control to effectuate the terms of this Agreement;

(g) any distribution methods, practices, or policies relating to the Licensed Products; and/or

(h) any promotional, marketing, or advertising activities involving or related to the Licensed Products or to Licensor or any of its affiliates then Licensee shall indemnify, defend and hold Licensor and/or each such Licensor Indemnitee and its respective former or current owners, shareholders, partners, members, directors, officers, employees, agents, representatives, successors and assigns harmless from all such actions, claims, suits, damages and dosts (including reasonable attorneys' fees and expenses) and afford Licensor the option to participate in any such action or to allow Licensee to handle Licensor's defense (subject to Licensor's approval as to counsel, court filings, discovery, correspondence, general strategies, and the settlement of the claim, action or suit). Licensor agrees to give Licensee notice of the commencement of any such claim or action against Licensor and/or any of the Licensor Indemnitees.

(ii) In the event that a claim is made, or an action or suit is instituted, against Licensee (but not including Licensor and/or any of the Licensor Indemnitees) relating to the Licensed Properties or the Licensed Products, then Licensee shall promptly notify Licensor in writing of any claims, actions or suits commenced against it, apprise Licensor of the forum and all other relevant details relating to such claims, actions or suits, and afford Licensor the option (exercisable at Licensor's sole discretion) of (a) taking on the defense of such action on behalf of Licensee or (b) consulting with Licensee in the defense of such action. Unless such claim, action, or suit involves, as a litigated issue, the unauthorized use of the MLB Marks (iii which case such costs shall be treated as if incurred in connection with Paragraph 7(C) above), Licensor shall bear the costs of such participation.

8. INSURANCE: Licensee must obtain, and continuously maintain throughout the License Period and Sell-Off Period, at its own expense, the following insurance policies in the amounts specified in Schedule M worldwide to protect against any claims or suits arising out of any of the circumstances described in Paragraph 7(C) above.

A. An Insurance Services Office occurrence based commercial General Liability Insurance Policy, including contractual liability, personal injury liability, products/completed operations liability and advertising injury liability and additional insured - vendors broad form coverage. Products completed/ operations insurance shall be maintained for a minimum period of three (3) years after final payment and Licensee shall continue to provide evidence of such coverage to Owner on an annual basis during the aforementioned period.

B. Errors & Omissions Liability / Miscellaneous Professional Liability Insurance, to cover wrongful acts, including but not limited to infringement of trademark, copyright, trade name, trade dress, slogan, etc. type claims, as well as rights of publicity claims.

C. Umbrella Liability Insurance, in excess of 8(A) and 8(B) above.

All insurance policies must be issued by an admitted insurance carrier with an A.M. Best rating of A-8 or better. Licensor, the Licensor Indemnitees, and their subsidiary or affiliated companies and its and their directors, officers and employees must be named as Additional Insureds under the Commercial General Liability (using ISO Form CG2010 or its equivalent), Commercial Automobile Liability and Umbrella Liability Policies. All of liability insurance policies must contain Cross Liability Endorsements, or their equivalents. Further, coverage for the Additional Insureds shall apply on a primary basis irrespective of any other insurance, whether collectible or not. No policy shall contain a self-insured retention. No policy shall contain a deductible in excess of $25,000 and any and all deductibles shall be the sole responsibility of Licensee and shall not apply to the Additional Insureds. All policies shall be endorsed to provide that in the event of cancellation, non-renewal or material modification Licensor shall receive at least thirty (30) days written notice thereof. Licensee shall furnish Licensor with certificates of insurance evidencing compliance with all insurance provisions noted above prior to the commencement of use of the Licensed Properties and annually at least ten (10) days prior to the expiration of each required insurance policy.

9. COPYRIGHT AND TRADEMARK NOTICES AND REGISTRATIONS:

A. Licensee further agrees that, unless otherwise directed in writing by Licensor, in any instance wherein the Licensed Properties are used, the following general notice shall be included (i.e., on the product, on a label, on the packaging material or on a separate slip of paper attached to the product): "Major League Baseball trademarks and copyrights are used with permission of Major League Baseball Properties, Inc." Further, all products containing the Licensed Properties shall contain, as Licensor shall direct, a Major League Baseball hologram, a Major League Baseball hangtag, a hangtag and/or label with Licensee's name, the Major League Baseball silhouetted batter logo, and the "Genuine Merchandise" logo or the logos of Licensor's other applicable collections (e.g. Major League Baseball Cooperstown Collection or MLB Authentic Collection). All Licensed Products shall display or otherwise identify Licensee's name either on a permanently affixed label or such other manner approved in writing by Licensor. Al! Licensed Products components which bear any of the Licensed Properties (embroidered emblems, cloth or paper labels, hangtags, etc.) shall, if Licensor permits, be manufactured in-house by Licensee or shall be obtained only from one or more suppliers officially authorized by Licensor to produce those components. All Licensee advertisements displaying the Licensed Properties, all retailer advertisements featuring Licensed Products and of which Licensee has knowledge or any Licensed Products shall contain the words "Genuine Merchandise" (or such other applicable Major League Baseball collection name designated by Licensor) and the silhouetted batter logo. Licensee shall require those to whom it sells Licensed Products directly or indirectly to display the appropriate notice and collection mark, as directed by Licensor, and the silhouetted batter logo in all advertisements. All uses of the Licensed Properties shall also include any designations legally required or useful for enforcement of copyright, trademark or service mark rights (e.g., "©", "®", "TM" or “SM”) as directed by Licensor. Licensee shall submit a copy of its specifications for all of the above notices (including copies of its artwork, layouts or mold blueprints) to Licensor for its review. Licensor shall have the right to revise the above notice requirements and to require such other notices as shall be reasonably necessary to protect the interests of Licensor and/or the Licensor Indemnitees in the MLB Marks and Licensee shall, at its cost and expense, fully comply with such requirements and notices, and purchase of such holograms, as Licensor shall request.

B. Licensee agrees to advise Licensor of the initial date of the marketing of each Licensed Product and, upon request, to complete all forms generated by Licensor and deliver to Licensor the number and type of specimen samples of the Licensed Product, labels or the like upon which the Licensed Properties are used as are actually required for use in procuring and/or maintaining copyright, trademark and/or service mark registrations or Customs recordations in the name of and at the expense of the person, firm, corporation or other legal entity owning the Licensed Properties, in compliance with any laws relating to copyright, trademark and service mark registrations or Customs recordations. Licensee acknowledges and agrees that with respect to the completion of forms generated by Licensor pursuant to the preceding sentence, Licensee shall provide (1) all documentary information requested thereby (including, without limitation, a listing of all of the Licensed Properties included on each Licensed Product), (ii) a description of all Licensor authorized uses of each of the MLB Marks (whether such use was made during the License Period or an earlier period within which Licensee was licensed to use such MLB Marks), (iii) a listing of the quantity of sales of the Licensed Products, and (iv) a description of the identity of the purchasers of such Licensed Products and their addresses. Except to the extent set forth in any schedules attached to this Agreement, Licensor and/or the Licensor Indemnitees shall be solely responsible for taking such action as it or they deem appropriate to obtain such copyright, trademark or service mark registrations or Customs recordations for the MLB Marks. If it shall be necessary for Licensee to be the applicant to effect any such registrations, Licensee shall and hereby does assign all of its rights in each such application and any resulting registration to Licensor or any other appropriate owner thereof, and further agrees to execute all papers necessary to effectuate and/or confirm such assignments. Licensee shall perform all acts necessary and execute all documents necessary to effectuate its registration as a user of the Licensed Properties (and other MLB Marks, if previously applicable) on the Licensed Products herein (and MLB Marks, if previously applicable) where such registration is needed and shall assist Licensor in protecting the MLB Marks as requested and directed by Licensor.

C. Licensee also agrees that, in any case where it employs the services of photographers or artists in connection with the production, promotion, marketing or distribution of the Licensed Products, it will require each such photographer or artist to agree that the photographic or artistic works he or she produces for Licensee shall be "works made for hire" for the purposes of the copyright laws, and that to the extent such photographic or artistic works may not qualify as "works made for hire," the copyright in each such work is assigned to Licensee.

10. APPROVALS:

A. Licensor shall have absolute approval, per Paragraph 30 hereof, of the Licensed Products and of all packaging at all stages of the development thereof. In addition, Licensor shall have the right to approve all advertising and promotional materials relating to the Licensed Products, including, but not limited to, all advertising and promotional materials that use any Licensed Properties. Licensee agrees to furnish in a timely manner to Licensor, free of cost, for its written approval as to quality and style, designs of each Licensed Product and samples of each Licensed Product before its manufacture, sale, promotion, advertisement or distribution, whichever first occurs, and samples of all advertising, point-of-sale displays, catalogs, sales sheets and other items that display or picture any Licensed Properties, and no such Licensed Product or other such materials shall be manufactured, sold, promoted, advertised or distributed by Licensee without such prior written approval. By way of example, but not limitation, (1) no use of any Licensed Properties shall be made on stationery of Licensee (specifically including, without limitation, letterhead, envelopes, business cards, shopping bags, invoices, statements, packing slips, etc.) without Licensor's prior approval and (ii) no press release or public statement referring or relating to the Licensed Product, Licensor and/or its affiliates shall he distributed or disseminated without Licensor's express written approval in advance of any such use. In addition, no irregulars, seconds or other Licensed Products which do not conform in all material respects to the approved samples may be distributed or sold without the express written advance consent of Licensor. All such sales, if made, shall bear Royalties as set forth in Paragraph 4(B). Subject, in each instance, to the prior written approval of Licensor, Licensee or its agents may use textual and/or pictorial matter pertaining to the Licensed Properties on such promotional display and advertising material as may, in its judgment, promote the sale of the Licensed Products. All promotional display and advertising material must contain and prominently display the Major League Baseball silhouetted batter logo. Ten (10) samples of each Licensed Product shall be supplied free of cost to Licensor, and one (1) to each MLB Entity whose Licensed Properties are used on such Licensed Products. From time to time subsequent to final approval, a reasonable number of production samples shall periodically be sent to Licensor free of cost. Such samples shall also be sent upon any change in design, style or quality, which shall necessitate subsequent approvals by Licensor. Additional samples shall be supplied to Licensor upon request at no more than cost.

B. in the event that any item or matter submitted to Licensor under this Agreement for approval or consent shall not have been approved or consented to, disapproved or denied, or commented upon within the number of Licensor business days specified in Schedule J after receipt thereof by Licensor and Licensor shall have received notice from Licensee that comment is overdue by facsimile, email or other written communication, and Licensor shall not have commented within the number of Licensor business days specified in Schedule J of receipt of such notice, any items or matters so submitted shall be deemed approved and consented to. Licensee acknowledges and agrees that all submissions required to be given by it to Licensor hereunder shall be sent to Licensor's Quality Control Department with a copy to Licensee's contact within Licensor's Licensing Department. Notwithstanding anything to the contrary contained above, no action (whether written or oral) or inaction by the Licensor's Quality Control Department shall be construed as granting any rights (including, without limitation, authorizing any new or different product) not expressly stated in this Agreement or a fully executed amendment hereto. Licensee acknowledges and agrees that any Licensed Products not approved pursuant to the terms hereof, not complying with the requirements set forth in this Agreement, or not listed in Schedule E, shall be treated as unlicensed and unauthorized products for all purposes and shall not be manufactured, offered for sale, sold or distributed, or submitted to the Quality Control Department, or any other individual at Licensor for review. Nothing herein shall be construed to prevent new product ideas submissions to licensing personnel for purposes of initial review and the potential grant of rights for such product.

C. Licensee must obtain all necessary licenses, clearances, consents and releases (collectively, "Consents") permitting it to use any material depicted, or referred to, in the materials submitted to Licensor including, but not limited to, any trademark, trade dress, copyright, design, name, likeness, slogan, logo, music, voice or other indicia or rights proprietary to any third party including, without limitation, any fan,s and/or former or current Major League Baseball players, or third party companies, municipalities or other entities, except such Consents as Licensor provides in writing to Licensee. Licensee is solely responsible for determining which licenses, clearances, consents and releases must be obtained. For purposes of this paragraph, a "third party" is any individual or entity who is not represented by Licensor in this Agreement. Evidence of having obtained such licenses, consents and releases shall be submitted to Licensor upon request.

11. DISTRIBUTION:

A. Except as otherwise provided in Schedule R, Schedule S, or Schedule T, Licensee shall sell the Licensed Products to jobbers, wholesalers, distributors or retailers for sale or resale and distribution to retail stores and merchants for their resale and distribution or directly to the public, subject to the terms herein. With respect to sales by Licensee Affiliates, Licensee acknowledges and agrees that at no time shall it sell or distribute the Licensed Products, directly or indirectly, to or through its Licensee Affiliates, unless such Licensee Affiliates are set forth in Schedule R and such sale or distribution is pre-approved in writing by Licensor and in compliance with the terms of Paragraph 4(B). Concurrently with its execution of this Agreement, Licensee will provide Licensor with the names, addresses, telephone numbers and names of principal contacts of each Distributor (as defined below) to whom Licensee would like to sell or otherwise provide the Licensed Products for subsequent sale or distribution. This information shall be set out in Schedule S of this Agreement. Licensee shall specify the Licensed Products Licensee would like for each Distributor to sell or distribute. Licensee acknowledges that unless otherwise specified in Schedule P, it may not allow any Distributor to act as a manufacturer of the Licensed Products. Licensee acknowledges and agrees that it shall be entitled only to sell to Distributors who are approved in writing by Licensor, and that at no time during the License Period or Sell-Off Period shall it sell, directly or indirectly, to any Distributors not approved by Licensor. In the event Licensee wishes to substitute a Distributor listed in Schedule S or wishes to add to the number of Distributors, Licensee shall first provide Licensor with the information set out in Schedule S regarding the proposed new Distributors for Licensor's written approval of such Distributors. Licensee's failure to do so may result in termination of this Agreement and/or confiscation and seizure of the Licensed Products. For purposes of this Agreement, a "Distributor" is an individual or entity that directly or indirectly purchases Licensed Products from Licensee and sells such Licensed Products to other individuals or entities (such as wholesalers or retailers) who, in turn, directly or indirectly sell the Licensed Products to consumers.

B. Unless otherwise set forth in Schedule P of this Agreement, such distribution of the Licensed Products shall not be conducted through freight-on-board sales (wherein Licensee transfers title to and possession of the Licensed Products to a third party outside the Licensed Territory for subsequent distribution). In the event Licensee sells or distributes a Licensed Product at a special price directly or indirectly to itself, including, without limitation, any Licensee Affiliate, or to any other person, firm or corporation related in any manner to Licensee or its officers, directors or major stockholders, Licensee shall pay Royalties with respect to such sales or distribution based upon the greater of the highest Net Wholesale Sales price or Net Retail Sales price, as applicable, offered, or sold to, the trade during the License Period by Licensee for (i) such Licensed Products, or (ii) products similar, in Licensor's judgment, to the Licensed Products.

C. Subject to Schedule S, Schedule T, and Paragraph 10 regarding the approval of all materials and copy, Licensee shall be permitted to distribute the Licensed Products via "Interactive Media" (as defined below); provided, however, that Licensee shall not sell or otherwise distribute or allow for the sale or distribution of, directly or through others, the Licensed Products outside the Licensed Territory, and shall include prominent language on the Interactive Media through which the Licensed Products are offered that Licensee may not fulfill orders for delivery of the Licensed Products outside of the Licensed Territory. Licensee acknowledges and agrees that nothing herein shall be construed so as to imply that Licensee is entitled to use the Licensed Properties on a free-standing basis (i.e., the Licensed Properties may be used only on the Licensed Products or in text describing such Licensed Products) or to run or advertise promotions via Interactive Media. Licensee's rights pursuant to this paragraph shall be limited to the sale and distribution of the Licensed Products via Interactive Media, and the Licensed Properties may only be used as depicted in the Licensed Products in connection therewith. For purposes of this Agreement, "Interactive Media" shall mean the Internet and any network or medium of electronic communication now known or hereafter devised.

D. Licensee acknowledges and agrees that, with respect to all Licensed Products, unless otherwise authorized by Licensor in writing or sales to Licensor's clubhouse shops or Club or other Licensor-affiliate outlets, permitted distribution channels may not include (i) retailers whose only off-line (i.e., non-electronic storefront) outlets are open on a temporary basis only and/or (ii) outdoor sales outlets (such as, without limitation, kiosks or booths). Notwithstanding the foregoing, sales may be made to retailers housed in fixed locations in or around Major League Baseball ballparks whose fixed locations remain continuously open during the entire Major League Baseball season and to outdoor sales outlets of such retailers located at Major League Baseball special games or events (as approved by Licensor), provided that such outdoor outlets are located within the same geographical region as the retailer's primary place of business, and provided further that the retailer's primary retail business is sports specialty or sports-licensed products. In addition to the foregoing limitations, provided that such distribution does not violate any terms and conditions of this Agreement or applicable law, Licensee may only distribute (whether through customary sales or closeouts) the Licensed Products through the distribution channels, if any, specified in Schedule T.

E. Licensee shall ensure that each Distributor sought to be utilized by Licensee in connection with the Licensed Products is listed in Schedule S. Licensee shall ensure that for each Distributor used by Licensee per this Paragraph ii:

(i) Except to the extent approved in writing by Licensor, Distributor does not manufacture the Licensed Products;

(ii) Except to the extent approved in writing by Licensor, Distributor distributes no merchandise bearing the Licensed Properties other than the Licensed Products identified in Schedule E hereto unless authorized by Licensor in writing;

(iii) Distributor distributes the Licensed Products directly to a bona fide retailer selling the Licensed Products directly to consumers and who does not sell or distribute the Licensed Products to another distributor;

(iv) Distributor distributes the Licensed Products only as and when directed by Licensee and in accordance with the terms herein and in compliance with all laws, regulations and governmental rules applicable to the Licensed Products and/or their distribution;

(v) Distributor does not alter or modify the Licensed Products, or add any labels, hangtags or other items (whether on the buttons, snaps or straps on such Licensed Products) featuring Distributor's corporate identification;

(vi) Distributor does not advertise or promote its distribution of the Licensed Products or its relationship to Major League Baseball in any forum (including, without limitation, at trade shows, in catalogs, and/or in price sheets) without Licensor's prior written authorization;

(vii) Except to the extent approved in writing by Licensor, Distributor purchases the Licensed Products directly from Licensee's warehouse and not from Licensee's manufacturer's facility;

(viii) Distributor does not engage in, or allow, the submanufacturing of any element of the Licensed Products or otherwise delegate in any manner its obligations with respect to the Licensed Products; and

(ix) Distributor shall provide to Licensee a report tracking all sales of those Licensed Products;

Upon Licensor's request, Licensee shall provide a detailed report tracking sales for all such Licensed Products during the period for which such information is requested. Licensee shall also provide to Licensor upon Licensor's request, for its inspection, all accounting records and other documents in connection with the sale of the Licensed Products to Distributors, including, without limitation, letters of credit, wire transfers, and all information related to shipments, deliveries and forms of payment.

12. GOODWILL: Licensee recognizes the great value of the publicity and goodwill associated with the MLB Marks and, in such connection, acknowledges that such goodwill belongs exclusively to Licensor and/or the Licensor Indemnitees, as the case may be, and that the MLB Marks have acquired a secondary meaning in the minds of the purchasing public.

13. SPECIFIC UNDERTAKINGS OF LICENSEE: During the License Period, each additional license period, if any, and thereafter in perpetuity, Licensee represents, warrants and agrees that:

A. It will not acquire any rights in the Licensed Properties as a result of its use thereof (or the MLB Marks, if used previously by Licensee) and all uses of the Licensed Properties or MLB Marks shall inure to Licensor's benefit;

B. It will not use MLB Marks not licensed hereunder, or directly or indirectly (i) attack the title of Licensor and/or the MLB Entities in and to the MLB Marks or any copyright, trademark, service mark or trade dress pertaining thereto, (ii) attack the validity of the license granted hereunder, (iii) use the Licensed Properties in any manner other than as licensed hereunder, or (iv) otherwise violate Paragraph 15;

C. It will not at any time apply for any registration of any copyright, trademark, service mark or other designation which would affect the ownership of the MLB Marks, or file any document with any governmental authority or take any action which would affect the ownership of the MLB Marks or aid or abet anyone in doing so;

D. It will not harm, misuse or bring into disrepute the MLB Marks;

E. It will manufacture, sell, promote, advertise and distribute the Licensed Products in a legal and ethical manner and in accordance with the terms and intent of this Agreement;

F. It will not create any expenses chargeable to Licensor without the prior written approval of Licensor;

G. It will protect to the best of its ability the right to manufacture, sell and distribute the Licensed Products hereunder;

H. It will not use the Licensed Products for combination sales, as self-liquidating or free giveaways or for any similar method of merchandising without the prior written consent of Licensor and will exercise due care that its customers likewise will refrain from making such use of the Licensed Products;

I. It will not, without the prior written consent of Licensor, enter into any sublicense or agency agreement for the manufacture, sale, promotion, advertisement or distribution of the Licensed Products;

J. It will not engage in tying practices, illegal restraints of trade, or selling practices that exclude any members of the retail trade for any reason other than poor credit history, known lack of integrity or disregard for the rights of Licensor and/or any of its affiliates. Nothing in the preceding sentence shall be deemed to require Licensee to violate any other term of this Agreement;

K. It will not use, or knowingly permit the use of, the Licensed Products as a "Premium" (as defined below), except with the prior written consent of Licensor (in the form of an executed premium license from Licensor) and the specific negotiation of a higher Royalties payment therefor. For purposes of this Agreement, the term "Premium" shall be defined as including, but not necessarily limited to, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, including traffic building or continuity visits by the consumer/customer, or any similar scheme or device, the prime intent of which is to use the Licensed Products in such a way as to promote, publicize and/or sell the products, services or business image of the third party company or manufacturer. Premium use shall also specifically include distribution of the Licensed Products for retail sale through distribution channels (including, without limitation, catalogs) offering earned discounts or "bonus" points based upon the extent of usage of the offeror's product or service. Licensee represents and warrants that during the License Period and thereafter it shall not, without the prior written approval of Licensor, use any ticket(s) or pass(es) to any game, event or activity conducted by or on behalf of Licensor or any MLB Entity or Licensor Indemnitee (whether or not an MLB Mark is used in conjunction therewith) in connection with a consumer contest, sweepstakes or promotion including, without limitation, offering such ticket(s) or pass(es) as a Premium (including, without limitation, as a prize or inducement to participate); provided, however, that the foregoing shall not preclude Licensee from using tickets to a Club's regular season game, event or activity in a Club's home broadcasting territory pursuant to an agreement between Licensee and the Club;

L. It will comply with such guidelines and/or requirements as Licensor may announce from time to time, including, without limitation, the terms and conditions contained in any licensee manual provided to it by an MLB Entity. It will comply with all laws, regulations and standards relating or pertaining to the manufacture, sale, advertising or use of the Licensed Products (including, without limitation, the terms and conditions set forth in the attached Exhibit 2) and shall maintain the highest quality and standards, and shall comply with the requirements of any regulatory agencies (including, without limitation, the United States Consumer Product Safety Commission) which shall have jurisdiction over the Licensed Products;

M. It guarantees that the Licensor Indemnitees, official Club and/or Licensor retail stores, Club in-stadium concessionaires and the Minor League Clubs shall be permitted to purchase the Licensed Products from Licensee for their retail sale at Licensee's lowest possible wholesale price and shall receive prompt shipments and/or deliveries of the Licensed Products, without regard to the relatively small volume their orders may represent. Licensor, the Licensor Indemnitees, and the Minor League Clubs shall be permitted to purchase the Licensed Products from Licensee for their use, but not resale, at Licensee's lowest possible price, which shall in no event be greater than its lowest wholesale price. Licensee shall be obligated to pay Royalties on all such sales based on the actual price at which such units were sold to the Licensor Indemnitees by Licensee, unless otherwise specified herein;

N. It will furnish to Licensor, upon request of Licensor (which shall be made only for reasonable cause and no more often than once per year), a list of all its distributors, sales representatives and jobbers for the Licensed Products, as well as a list of all its "trade names," said list to include the company name, address, telephone number, territorial representation and key contact name. Licensor agrees that it will not divulge any information provided to it under this Paragraph 13(N) to any other competitor licensing organization;

O. Concurrently with its execution of this Agreement, it will provide Licensor with the names, addresses, telephone numbers and names of principal contacts of each party (hereinafter referred to as "Manufacturer") that Licensee desires or intends to have produce one or more of the Licensed Products (including elements thereof) in the event Licensee desires not to be the manufacturer of such Licensed Products. This information shall be set out in Schedule 0 of this Agreement and Licensee shall specify the Licensed Products number each such Manufacturer will produce. Unless otherwise specified in Schedule P, Licensee acknowledges that it may not allow any Manufacturer to act as a distributor of the Licensed Products. Licensee agrees that at no time during the License Period or Sell-Off Period shall it sell, directly or indirectly, to any of the Manufacturers listed in Schedule 0, or to any individual or entity affiliated in any manner with any of such Manufacturers, any Licensed Products for subsequent sale or distribution, without prior written approval of Licensor. In the event Licensee wishes to substitute a Manufacturer listed in schedule 0 or wishes to add to the number of Manufacturers, Licensee shall first provide Licensor with the information set out in Schedule 0 regarding the proposed new Manufacturers for Licensor's written approval of such Manufacturers. Licensee's failure to do so may result in termination of this Agreement and/or confiscation and seizure of the Licensed Products. Licensee shall ensure that:

(i) Manufacturer produces no merchandise bearing the MLB Marks other than the Licensed Products specified in this Agreement unless authorized by Licensor;

(ii) Manufacturer produces the Licensed Products only as and when directed by Licensee and in accordance with the terms herein and in compliance with all laws, regulations and governmental rules applicable to the Licensed Products and/or their manufacture;

(iii) Manufacturer does not supply the Licensed Products to any person, firm, corporation or business entity other than Licensee or to such entities as may be authorized by Licensee and Licensor jointly; and

(iv) Manufacturer does not delegate in any manner whatsoever its obligations with respect to the Licensed Products.

Prior to the delivery of the Licensed Products from Manufacturer to Licensee, Licensee shall submit to Licensor, free of cost, for its written approval as to quality and style, at least two samples of the Licensed Products produced by Manufacturer;

P. It will not manufacture or allow the manufacture, or accumulate inventory, of the Licensed Products, at a rate greater than its average rate during the License Period as the end of the License Period approaches;

Q. It will not sell the Licensed Products to parties whom it knows or reasonably should know will resell or distribute such Licensed Products outside the Licensed Territory;

R. It will not disclose any confidential, private, restricted or otherwise nonpublic information concerning any Major League Baseball-affiliated entity (including, without limitation, all information contained in the Schedules attached hereto) which, it acknowledges, it may become privy to during the term of this Agreement. In addition, Licensee acknowledges and agrees that, to the extent it receives an identification/user code and password to be used to access Licensor's On-Line Style Guide, Licensee agrees to treat as confidential such codes, such that it shall only disclose the same to Licensee's employees, representatives and agents involved in the manufacture and design of the Licensed Products and then only on a need-to-know basis, and shall ensure that such individuals maintain the strict confidentiality thereof;

S. It has not granted and will not grant a security interest to or in the Licensed Products unless and until it notifies Licensor in writing of each such security interest and otherwise complies with the following conditions:

(i) the grant of rights in the Licensed Products represents a non-assignable security interest and not a conveyance of ownership;

(ii) such secured party is a credible financial institution which maintains at least an A- rating from a nationally recognized credit rating agency (such as Moody's or Standard & Poors) throughout the License Period;

(iii) such secured party shall not be entitled to complete works-in-process or raw materials used to create the Licensed Products; and

(iv) Licensee shall contractually require that if such secured party wishes to sell the affected Licensed Products upon Licensee's default of such security agreement, then the secured party shall first offer Licensor the opportunity to purchase such inventory at the lesser of the lowest applicable wholesale value therefor (factoring in the age and condition of the inventory) or the lowest "qualified bid". For purposes of this Agreement a "qualified bid" shall be any bona fide, arm's length bid offered other than by a party (1) who Licensor would not approve as a purchaser hereunder, or (2) who is related to or affiliated with Licensee (including, without limitation, a Licensee Affiliate). In the event Licensor does not exercise such option to purchase the inventory, Licensee shall obtain Licensor's written approval of such sale upon at least fifteen (15) Licensor business days' advance written notice to Licensor; it being understood that Licensor may grant or deny approval in its sole discretion:

(a) if approval is denied, Licensor shall be entitled to order the destruction or return of such Licensed Products upon the payment to such secured party by Licensor of the actual manufacturer's cost of such goods factoring in the age and condition of the inventory.

(b) if approval is granted, the sale shall be conditioned upon (1) the payment to Licensor of all Royalties due to Licensor on such sales, based on the terms of this Agreement, within fifteen (15) days from such sale (and any outstanding obligations owed to Licensor, if requested by Licensor, (2) the secured party's carrying of insurance of the type required of Licensee in Schedule M hereof prior to consummating such sale, (3) Licensor's approval of said Licensed Products pursuant to Paragraph 10 hereof, (4) the manner of the sale (including, without limitation, Licensed Territory, method of distribution and License Period) complies in all aspects of this Agreement; and (5) the secured party's agreement to indemnify Licensor and each of its affiliates referenced in Paragraph 7(C) hereof from all claims relating to such sale.

T. It has not had and does not have an investment or interest in casinos, any other form of gambling enterprise, or any activity that Licensor or any other Major League Baseball related entity has made unauthorized or which is contrary to official policy of Major League Baseball;

U. With respect to any Licensed Products manufactured outside the Licensed Territory (which shall be allowed pursuant to the terms hereunder), (i) it will take receipt of goods at ports of entry located in the Licensed Territory only, (ii) it will not allow any entity in the Licensed Territory, including but not limited to distributors, wholesalers and retailers, to accept shipment of the Licensed Products from any manufacturer of such Licensed Products based outside the Licensed Territory, and (iii) it will distribute such Licensed Products to third parties, including but not limited to distributors, wholesalers and retailers, from Licensee's principal place of business only or from Licensee's owned and operated warehouses or facilities wherein Licensee has a physical presence;

V. (i) The name identified in Schedule B is the corporate name of Licensee, and is reflected as such in all corporate, legal and governmental filings, (ii) Licensee has full power and authority to execute and deliver this Agreement and perform its obligations hereunder (and if a corporation, duly incorporated in the city/state/province/country specified in Schedule B); (iii) Licensee has duly executed and delivered this Agreement; (iv) this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable against it in accordance with the terms hereof; and (v) Licensee's execution, delivery, and performance of this Agreement does not and will not conflict with, result in the breach of, or constitute a default under any arrangement or agreement to which it is a party or by which it is bound;

W. Except as disclosed pursuant to Paragraph 13(S) above, Licensee has granted to no individual or entity a preference, security interest, or lien in the Licensed Products;

X. It shall inform Licensor promptly and in writing of any default by it under an agreement with a secured lender in which the Licensed Products are implicated and/or any agreement with any affiliate of Licensor; and

Y. It will not commence any proceeding or seek any financial or other form of relief or remedy in a judicial, arbitration, or mediation forum against any Licensor Indemnitee in respect of claims, losses, promises, causes of action, demands, or damages, arising out of (i) the manner in which the Licensor Indemnitees are organized, (ii) the conduct of the Licensor Indemnitees' business including the Licensor Indemnitees' status and role as licensing agents (whether exclusive or non-exclusive) for the Clubs, (iii) Licensor's authority to license the MLB Marks, and (iv) challenges to the validity, legality, and enforceability of this Agreement.

14. APPROVAL OF MANUFACTURER, ETC.: Nothing contained herein may be construed so as to imply endorsement of Manufacturer by Licensor or the Licensor Indemnitees. Licensee shall seek Licensor's written approval of Manufacturer prior to Licensee's engagement of Manufacturer. Any approval of Manufacturer granted by Licensor must be in writing and relates solely to the manufacturing of the Licensed Products and shall not constitute a grant of any right, title or interest in or to the MLB Marks. Licensor hereby reserves the right to terminate in its discretion the engagement of Manufacturer at any time and for any reason. Additionally, Licensor may confiscate goods or samples imported by Licensee or shipped by Manufacturer that bear any of the Licensed Properties and that have not been approved by Licensor.

15. ACKNOWLEDGEMENT OF RIGHTS:

A. Licensee hereby acknowledges the proprietary nature of all MLB Marks and acknowledges that all rights, title and interest to the MLB Marks, including Derivative Works (as defined below) created therefrom, belong to the individual MLB Entities and/or Licensor, as the case may be. For purposes of this Paragraph 15, "Derivative Works" refers to arrangements, modifications and alterations of the MLB Marks, but does not include artwork created by Licensee and not incorporating such Derivative Works which is used in connection with the Licensed Properties on the Licensed Products. Licensee represents that it has not made any unauthorized use of MLB Marks, including, without limitation, those contained in Licensor's Official Style Guide, and acknowledges that a license from the MLB Entities and/or Licensor is required in order to use such MLB Marks or create derivatives thereof, and agrees that it will during or after the License Period make no use of any such MLB Marks, other than as provided in this Agreement, without the prior written consent of Licensor or the appropriate individual MLB Entity. Any use Licensee has made of the MLB Marks or will make of the Licensed Properties has not conferred or will not confer, as the case may be, any rights or benefits upon it whatsoever, and any rights created by such use shall inure to the benefit of the individual MLB Entities and/or Licensor, as the case may be. Licensee further acknowledges that for purposes of this Paragraph 15, "use" includes, but is not limited to, trademark, fair, incidental, descriptive or functional uses.

B. Licensee also acknowledges that it will not manufacture, distribute or sell any products (other than the Licensed Products or Premium products approved by Licensor), or produce or direct the production of any promotional item (other than as approved by Licensor), utilizing the primary colors of Clubs or Major League Baseball games or events marks or anything closely similar thereto in combination with baseball indicia or the geographic designation of a Club in a manner which is likely to create the impression or actually creates the impression that such products are associated with such Club or Major League Baseball game or event; provided, however, that the foregoing limitation regarding the use of certain colors in combination with the geographic designation of a Club shall not apply to the extent that another professional or college sports team or program has the same geographic designation as such Club and colors identical or closely similar to those of such Club and such use is consistent with other styles of products currently being sold by Licensee pursuant to a license with such professional or college sports team. In addition, Licensee shall not feature, depict or otherwise include any images, pictures, posters, photographs, caricatures or likenesses in a still or moving form (collectively, "Images") (in whole or in part) of current or former players, coaches or managers wearing any item resembling a Major League Baseball uniform or a component of such uniform in any material including, without limitation, a consumer product, advertising, or promotional materials, without obtaining the express written permission of Licensor prior to such depiction. For purposes of this Agreement, jerseys, pants, jackets, caps, helmets, and catchers equipment are considered components of a Major League Baseball uniform. For the avoidance of doubt, the foregoing shall preclude Licensee from, among other things, using any Images that feature a component of a Major League Baseball uniform that is airbrushed, intentionally blocked or covered, or otherwise altered.

C. Licensee acknowledges and agrees that to the extent the Licensed Products incorporate a design or slogan that is provided or created by Licensor or designed by Licensee for use with Licensor and which is Major League Baseball-themed and capable of being protected under U.S. copyright, trademark, trade dress, misappropriation, dilution, or other similar laws, then, unless otherwise agreed upon in writing, such design or slogan (hereinafter, "MLB Intellectual Property") shall be owned by Licensor and/or the respective MLB Entities. Nothing herein modifies or affects Licensee's obligations under this Agreement to search and clear all intellectual property that it creates or uses and which is not among the Licensed Properties at the time of such use or creation unless, in the case of MLB Intellectual Property, Licensor represents in writing that it has secured and cleared such design or slogan for the intended use.

16. TERMINATION:

A. Immediate Termination: Licensor shall have the right to terminate this Agreement immediately upon the occurrence of any one or more of the following events (herein called "defaults"):

(i) If Licensee fails to deliver to Licensor or to maintain in full force and effect the insurance specified in Schedule M hereof; or

(ii) If any governmental agency or court of competent jurisdiction finds that the Licensed Products are defective in any way, manner or form; or

(iii) If Licensee shall breach any one of the following undertakings set forth in Paragraph 13 hereof: 13(A) through (F), (H) through (K), (Q), (R), (T) or (Y); or

(iv) If Licensee shall undergo a change in majority or controlling ownership; or

(v) If Licensee breaches this Agreement and that breach is incapable of complete cure; or

(vi) If Licensee is in default of any provision of an agreement with a lender possessing a security interest in the Licensed Products; or

(vii) If Licensee shall breach any other existing agreement with Licensor or any Major League Baseball-affiliated entity and fails to cure such breach pursuant to the terms thereof; or

(viii) If any one of the defaults specified in Paragraph 16(B) should occur more than once during the License Period; it being understood that this provision shall not limit any of Licensor's other rights under this Paragraph 16(A).

B. Termination With Cure Period: Licensor shall have the right to terminate this Agreement upon the occurrence of any one or more of the following defaults, and Licensee's failure to cure such default(s) completely within ten (10) business days from Licensee's receipt of notice from Licensor:

(i) If Licensee fails to make any payment due hereunder on the date due, or fails to satisfy any outstanding payment obligation under any other agreement with Licensor, at which time all such monies, together with all other monies owed pursuant to Schedule K and Schedule L of this Agreement shall become due and payable to Licensor; or

(ii) If Licensee fails to deliver any of the statements hereinabove referred to or to give access to the premises and/or license records pursuant to the provisions hereof to Licensor's authorized representatives for the purposes permitted hereunder; or

(iii) If Licensee is unable to pay its debts when due, or makes any assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place; or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent. In the event the license granted hereunder is terminated pursuant to this Paragraph 16(B)(iii), neither Licensee nor its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have any right to sell, exploit or otherwise deal with or in the Licensed Products without the prior written consent of Licensor; or

(iv) If Licensee does not in good faith commence the manufacture of the Licensed Products during the License Period (or the specific date set forth in Schedule P, if and as applicable), and to distribute and sell each Licensed Product throughout the Licensed Territory during the License Period (or the specific date set forth in Schedule P, if and as applicable), but such default and Licensor's resultant right of termination shall apply only to the specific Licensed Products and/or the specific territory(ies) which or wherein Licensee fails to meet said requirements; or

(v) if Licensee shall discontinue its business as it is now conducted; or

(vi) If Licensee shall breach any of the undertakings set forth in Paragraph 13 hereof, except as otherwise provided in Paragraph 16(A)(iii) above; or

(vii) If Licensee shall breach any of the other terms of this Agreement; or

(viii) If, in the periodic statements furnished pursuant to Paragraph 5 hereof, the amounts owed to Licensor are significantly or consistently understated.

C. Licensor's right to terminate this Agreement shall be without prejudice to any other rights which it may have, whether under the provisions of this Agreement, in law or in equity or otherwise. In the event any of these defaults occurs and Licensor desires to exercise its right of termination under the terms of this Paragraph 16, Licensor shall give notice of termination in writing to Licensee. Any and all payments then or later due from Licensee hereunder (including Advance Compensation) shall then become promptly due and payable in full to Licensor and without set off of any kind; i.e., no portion of any prior payments made to Licensor shall be repayable to Licensee. Until payment to Licensor of any monies due it, Licensor shall have a lien on any units of the Licensed Products not then disposed of by Licensee and on any monies due Licensee from any jobber, wholesaler, distributor, sublicensee or other third parties with respect to sales of the Licensed Products. Upon termination or expiration of the term hereof, all rights, licenses and privileges granted to Licensee hereunder shall automatically revert to Licensor and Licensee shall execute any and all documents evidencing such automatic reversion.

17. FINAL STATEMENT UPON TERMINATION OR EXPIRATION: Licensee shall deliver to Licensor, as soon as practicable, following expiration or termination of this Agreement, a statement indicating the number and description of the Licensed Products on hand. Following expiration Licensee may manufacture no more Licensed Products, but, subject to the terms of the following sentence, may continue to distribute its remaining inventory during the period specified in Schedule H (herein defined as the "Sell-Off Period"), subject to the terms of Paragraph 13(P) hereof and payment of applicable Royalties relative thereto; provided, however, that such Royalties shall not be applicable against Advance Compensation or Guaranteed Compensation. Notwithstanding the foregoing, Licensee shall not manufacture, sell or distribute any Licensed Products (i) after termination of this Agreement by Licensor, (ii) after expiration of the Sell-Off Period, or (iii) upon Licensee's default hereunder pursuant to the terms of Paragraph 16. Furthermore, Licensee shall ensure that the distributors, jobbers and middlemen with whom it deals in respect of the Licensed Products shall not distribute the Licensed Products after the occurrence of any one of the events identified in (i), (ii) or (iii) in the previous sentence. Licensor shall have the option to conduct physical inventories before termination, and before expiration and continuing until the end of the Sell-Off Period, in order to ascertain or verify such inventories and/or statement. Immediately upon the earlier of termination and expiration of the Sell-Off Period, Licensee shall furnish Licensor a detailed statement certified by an officer of Licensee showing the number and description of Licensed Products on hand in its inventory and shall dispose of such inventory at Licensor's direction and at Licensee's expense. In the event Licensee refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its right hereunder to dispose of such inventory. In addition to such forfeiture, Licensor shall have recourse to all other remedies available to it.

18. INJUNCTION: Licensee acknowledges that its breach of any of the terms or conditions of this Agreement, or its failure upon the expiration or termination of this Agreement to cease the manufacture of the Licensed Products and limit their distribution and sale as provided in Paragraph 17 hereof, shall result in immediate and irreparable damage to Licensor. Licensee also acknowledges that there may be no adequate remedy at law for such failures and that in the event thereof Licensor shall be entitled to equitable relief in the nature of an injunction and to all other available relief, at law and/or in equity.

19. RESERVATION OF RIGHTS: Licensor retains all rights not expressly and exclusively conveyed herein, and Licensor may license firms, individuals, partnerships or corporations to use the Licensed Properties and all other MLB Marks (including Derivative Works), artwork and textual matter in connection with other products, including other products identical to the Licensed Products contemplated herein. Licensor reserves the right to use, or license others to use and/or manufacture, the Licensed Properties on identical items as Premiums, and in connection with the trademarks, service marks, trade dress, and copyrights associated with the Minor League Clubs. Nothing in this Paragraph 19 shall constitute a waiver by Licensee of its patent rights or a license to Licensee's patent rights. In the event Licensee develops a patentable design concept (e.g., a unique closure system, stabilizer, footbed, etc.) and uses it in connection with the Licensed Products, such use shall not confer patent rights to such design concept to Licensor, and Licensee may use such patented design concept on other products.

20. PAYMENTS AND NOTICES: All notices and statements provided for herein shall be in writing, and all notices hereunder are to be sent to Major League Baseball Properties, Inc., 245 Park Avenue, New York, New York 10167, Attention: General Counsel. All statements and payments shall be made to Major League Baseball Properties, Inc. and sent to an address designated by Licensor.

21. WAIVER, MODIFICATION, ETC.: No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein. No waiver by either party hereto of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof. The exercise of any right granted to either party hereunder shall not operate as a waiver. The normal expiration of the term of this Agreement shall not relieve either party of its respective obligations accruing prior thereto, nor impair or prejudice the respective rights of either party against the other, which rights by their nature survive such expiration. Licensor makes no warranties or representations to Licensee except those specifically expressed herein.

22. NO PARTNERSHIP, ETC.: This Agreement does not constitute and shall not be construed as constituting an agency, partnership or joint venture relationship between Licensee and Licensor and/or the MLB Entities, Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

23. NON-ASSIGNABILITY AND LICENSEE REPRESENTATIONS: Licensee acknowledges and recognizes: (a) that it has been granted the license described in Paragraph 1 because of its particular expertise, knowledge, judgment, skill and ability; (b) that it has substantial and direct responsibilities to perform this Agreement in accordance with all of the terms contained herein; (c) that Licensor is relying on Licensee's unique knowledge, experience and capabilities to perform this Agreement in a specific manlier consistent with the high standards of integrity and quality associated with Major League Baseball as a national sport and with Major League Baseball-logoed merchandise; and (d) that the granting of the license under this Agreement creates a relationship of confidence and trust between Licensee and Licensor. This Agreement is personal to Licensee, and Licensee shall not sublicense or franchise any of its rights hereunder, and neither this Agreement nor any of the rights of Licensee hereunder shall be sold, transferred or assigned by Licensee without Licensor's prior written approval and no rights hereunder shall devolve by operation of law or otherwise upon any assignee, receiver, liquidator, trustee or other party. Licensee acknowledges and agrees that Licensor may assign this Agreement to a successor-in-interest or any of its affiliated entities without notice to, or approval by, Licensee. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

24. PARAGRAPH HEADINGS: Paragraph headings contained in this Agreement are for convenience only and shall not be considered for any purpose in governing, limiting, modifying, construing or affecting the provisions of this Agreement and shall not otherwise be given any legal effect.

25. CONSTRUCTION AND JURISDICTION: The validity, construction, and enforceability of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to conflict of laws principles thereof. The United States District Court for the Southern District of New York and the Supreme Court of the State of New York, sitting in New York County, shall be the sole venues for any dispute arising directly or indirectly from the relationship created or the transactions contemplated by this Agreement. Each of the parties consents to the jurisdiction and venue of any such court and waives any argument that any such court does not have jurisdiction over such party or such dispute or that venue in any such forum is not appropriate or convenient. In the event that any of the parties commences any action against any other party in another jurisdiction or venue in respect of any such dispute, such other party shall be entitled, at its option, to have the action transferred to one of the jurisdictions and venues described in this Paragraph 25 or, if such transfer cannot be accomplished under applicable law, to have such action dismissed without prejudice.

26. SEVERABILITY: The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

27. TIME OF THE ESSENCE: Time is of the essence of all parts of this Agreement.

28. ACCEPTANCE BY LICENSOR: This instrument, when signed by Licensee or a duly authorized officer of Licensee if Licensee is a corporation, shall be deemed an application for a license and not a binding agreement unless and until signed by a duly authorized officer of Licensor. The receipt and/or deposit by Licensor of any check or other consideration given by Licensee and/or the delivery of any material by Licensor to Licensee shall not be deemed an acceptance by Licensor of this application. The foregoing shall also apply to any documents relating to renewals or modifications hereof.

29. INTEGRATION: This Agreement, when fully executed, shall represent the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof.

30. GRANT OR DENIAL OF APPROVALS: In any instance where any approval is required under this Agreement (including, without limitation, pursuant to Paragraphs 7, 10, and 14), Licensee understands, acknowledges and agrees that such approval shall be granted or withheld in Licensor's sole discretion.

31. SURVIVAL OF PROVISIONS: Paragraphs 2, 6, 7, 8, 12, 13(A), (B), (c, (D), (F), (H), (I), (K), (Q), (R) and (Y), 15, 17, 18, 19, 21, 22, 24, 25, 26, 30, 31, and 32 shall survive any termination or expiration of this Agreement.

32. MISCELLANEOUS: By signing below, Licensee acknowledges that this Agreement is for the term specified in Schedule G only and that neither the existence of this Agreement nor anything contained herein shall impose on Licensor any obligation to renew or otherwise extend this Agreement after expiration of the License Period. Licensee acknowledges and agrees that Licensor may, through its counsel or other employees, agents or representatives, communicate directly with Licensee (including Licensee's business persons) concerning any potential or existing breach of this Agreement or any other matter relating to the Licensed Properties (other than in the context of actual litigation, arbitration, or mediation wherein Licensor and Licensee, respectively, are adversarial litigants) irrespective of whether Licensee's counsel is involved in such communications. Licensee further acknowledges and agrees that it has reviewed this Agreement with its counsel and understands and agrees to every provision contained herein. Licensee additionally acknowledges and agrees that no agreement shall confer renewal or extension rights unless executed by Licensor. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

SCHEDULE A

MLB ENTITIES

The "MLB Entities" shall be defined as the thirty (30) Major League Baseball clubs (each a "Club" and collectively the "Clubs") and the Office of the Commissioner of Baseball (the "BOC").

SCHEDULE B

LICENSEE LEGAL NAME AND ADDRESS

"Licensee" shall be defined as Your Event, Inc. with offices at 1601 Pacific Coast Highway, Suite 250, Hermosa Beach, California, 90254.

LICENSEE PLACE OF INCORPORATION

Licensee is duly incorporated in Nevada.

SCHEDULE C

LICENSOR INDEMNITEES

The "Licensor Indemnitees" shall be defined as Major League Baseball Properties, Inc., Major League Baseball Enterprises, Inc., Major League Baseball Properties Canada Inc., MLB Japan Co., Ltd., Major League Baseball Europe, Ltd., MLB Advanced Media, Inc., MLB Advanced Media, L.P., MLB Media Holdings, Inc., MLB Media Holdings, L.P., MLB Online Services, Inc., The MLB Network, LLC, the BOC, the Clubs, and their respective subsidiary or affiliated companies.

SCHEDULE D

LICENSED PROPERTIES

(1) The following logos and word marks: AL logos and word marks, American League and National League logos and word marks, NL logos and word marks, Major League word mark, Major League Baseball word mark, Major League Baseball silhouetted batter logos, MLB logos and word mark, What A Game word mark, I Live For This logos, Opening Day logos, and This Is Beyond Baseball logos and word mark.

(2) The then-current (as defined in Paragraph 1) primary, secondary and headwear logos, uniform lettering and designs, images, colors and color combinations, trade dress, characters, symbols, designs, likenesses, visual representations, and word marks, of the following Clubs including, without limitation, their respective successor organizations: Los Angeles Angels of Anaheim, Oakland Athletics, Los Angeles Dodgers, San Diego Padres, and San Francisco Giants.

(3) The Genuine Merchandise logos and word mark.

Unless specifically included above, Licensee is not authorized to use the name, image, or design of any Club mascot or ballpark.

LICENSED PRODUCTS

1. Tote bags made of synthetic leather with the names and/or likenesses of Hello Kitty characters (collectively, the "Hello Kitty Likenesses"), featuring (i) any of the Licensed Properties specified in Schedule D Licensed Properties Nos. 1-3.

2. Coin purses made of synthetic leather with the Hello Kitty Likenesses, featuring (1) any of the Licensed Properties specified in Schedule D Licensed Properties Nos. 1-3.

3. Purses made of synthetic leather with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule D Licensed Properties Nos. 1-3.

4. Cell phone covers made of PVC with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule D Licensed Properties Nos. 1-3.

5. Cell phone charms with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-3.

6. Cell phone holders made of PVC with the Hello Kitty Likenesses, featuring (i) any of the

Licensed Properties specified in Schedule D. Licensed Properties Nos. 1-3.

7. Ballpoint pens with the Hello Kitty Likenesses, featuring (1) any of the Licensed Properties specified in Schedule D. Licensed Properties Nos. 1-3.

8. Pins with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule D. Licensed Properties Nos. 1-3.

9. Eyeglass frames made of PVC with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule UI Licensed Properties Nos. 1-3.

10. Key chains with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule DI Licensed Properties Nos. 1-3.

11. Identification badge holders made of synthetic leather with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule D. Licensed Properties Nos. 1-3.

12. Signs made of plastic with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule D. Licensed Properties Nos. 1-3.

13. Plush seat cushions with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule D. Licensed Properties Nos. 1-3.

14. Plush dolls with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-3.

15. Lunch boxes made of metal with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule Dg Licensed Properties Nos. 1-3.

16. Stickers with the Hello Kitty Likenesses, featuring (i) any of the Licensed Properties specified in Schedule D, Licensed Properties Nos. 1-3.

Rights to utilize (i) the names, likenesses and/or signatures of any individuals (including, without limitation, Major League Baseball players), and (ii) any copyright, trademark or other property or identifications belonging to any entity other than those identified in Paragraph I and Schedule D of this Agreement (including, without limitation, the Hello Kitty Likenesses) are not granted under this Agreement. Upon request, Licensee must present to Licensor written evidence of having obtained the proper authorization to utilize any such names, likenesses, signatures, copyright, trademark and/or any other third party property rights.

Licensee represents and warrants that, pursuant to Paragraph 13, it shall not sell Licensed Product No. 16 to entities or individuals who it knows or reasonably should know will affix such Licensed Products to products not licensed by Licensor for commercial distribution. In connection therewith, Licensee shall consult with Licensor on the identity of such entities and individuals..

SCHEDULE F

LICENSED TERRITORY

The fifty United States of America, the District of Columbia, and U.S. territories and possessions (excluding Puerto Rico), including U.S. military bases worldwide.

SCHEDULE G

LICENSE PERIOD

January 1, 2013 - December 31, 2013.

SCHEDULE H

SELL-OFF PERIOD

January 1, 2014 - February 28, 2014.

SCHEDULE I

REPORTING PERIOD

Quarterly.

SCHEDULE J

APPROVALS

Licensor shall have twenty (20) Licensor business days to approve, consent to, disapprove, deny or comment upon all items or matters submitted to Licensor under this Agreement in accordance with Paragraph 10.

In the event that upon the expiration of such period, Licensor has not approved, consented to, disapproved, denied or commented upon such items or matters, Licensee shall provide Licensor with written notice that such approval, consent, disapproval, denial or comment is overdue and Licensor shall then have an additional five (5) Licensor business days to respond.

In the event that upon the expiration of such additional period, Licensor has not approved, consented to, disapproved, denied or commented upon such items or matters, then such items or matters shall be deemed approved.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement:

MAJOR LEAGUE BASEBALL PROPERTIES,

INC., on its own behalf and as agent for each of the

MLB Entities

BY: /s/ Ethan G. Orlinsky

TITLE: CORPORATE SECRETARY

YOUR EVENT, INC.

BY: /s/ Masatoshi Suga

TITLE: CFO, VP and SECRETARY